Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form F-10/ F-4 of our report dated February 18, 2014 (except as to note 35, which is as of October 6, 2014) relating to the consolidated financial statements of Yamana Gold Inc. and subsidiaries (“Yamana”) and our report dated February 18, 2014 on the effectiveness of Yamana’s internal control over financial reporting for the year ended December 31, 2013 appearing in the Prospectus, which is part of this Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte LLP

Chartered Accountants

Vancouver, Canada

October 6, 2014